EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 23, 2016
STEADFAST APARTMENT REIT, INC. ADVISES STOCKHOLDERS
NOT TO TAKE ACTION UNTIL ITS BOARD OF DIRECTORS MAKES A RECOMMENDATION REGARDING THE TENDER OFFER BY EVEREST REIT INVESTORS I, LLC AND EVEREST REIT INVESTORS II, LLC
Irvine, Calif., November 23, 2016 – Steadfast Apartment REIT, Inc. (“STAR”) confirmed that Everest REIT Investors I, LLC and Everest REIT Investors II, LLC (together, the “Offerors”) initiated an unsolicited tender offer to acquire up to 2,500,000, or 5.04%, of the outstanding shares of common stock of STAR at a per share price of $10.00 in cash (the “Tender Offer”). The Offerors are not affiliated with, and do not represent, STAR. The Tender Offer is scheduled to expire on December 29, 2016, unless it is extended by the Offerors, subject to compliance with applicable securities laws, in its sole discretion.
Consistent with its fiduciary duties, STAR’s Board of Directors, in consultation with outside legal counsel, will consider the Tender Offer and will advise stockholders of STAR whether it recommends acceptance or rejection of the Tender Offer, expresses no opinion and remains neutral to the Tender Offer, or is unable to take a position with respect to the Tender Offer, and the reasons for that position or inability to take a position. Such recommendation will be furnished to stockholders and filed with the U.S. Securities and Exchange Commission on Schedule 14D-9 on or before December 6, 2016.
STAR requests that stockholders defer making a determination whether to accept or reject the Tender Offer until they have been advised of the Board of Director’s position regarding the Tender Offer.
About Steadfast Apartment REIT, Inc.
Steadfast Apartment REIT, Inc. owns and operates a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles. Steadfast Apartment REIT, Inc. is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.
This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT, Inc.’s Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.